EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT


                This Employment Agreement (the "Agreement"), effective as of the date of the execution of the Purchase Agreement, as defined below, (such date, the "Effective Date"), between DEBT RESOLVE, INC., a Delaware corporation (the "Company"), and JOHN FARINACCI (the "Executive").

                              W I T N E S S E T H :

                WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

                WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

                NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM
         --------------------

                Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of three
(3) years commencing on the first business day following the closing date (the "Commencement Date") of the acquisition by the Company of all of the outstanding limited liability membership interests of Creditors Interchange Receivable Management, LLC ("CIRM") contemplated by the Securities Purchase Agreement, dated as of April 30, 2007 (the "Purchase Agreement"), and ending on the third anniversary of such date (the "Expiration Date"), unless the parties mutually agree in writing upon a later date or the Executive's employment hereunder is automatically extended as provided in Section 7(g) hereof. The Executive shall (i) serve as President of First Performance Corporation ("FPC"), as a wholly-owned subsidiary of the Company, and (ii) serve as Executive Vice President-Operations of CIRM, as a wholly-owned subsidiary of the Company, and shall report directly to the President and CEO of CIRM, Bruce Gray. If the Securities Purchase Agreement is terminated without the occurrence of the contemplated acquisition, then the Agreement becomes null and void.

2.       DUTIES
         ------

                (a) Executive will have full operational and decision making control of FPC, as a wholly-owned subsidiary of the Company, and shall have such operational duties, authority and responsibilities commensurate with running a wholly-owned subsidiary of the Company, including, but not limited to, management of the operations, personnel, profit and loss and budget of FPC. Further, in his capacity as Executive Vice President-Operations of CIRM, Executive shall have responsibility for all debt-collection operations of CIRM, subject to the direction of Bruce Gray, CIRM's President and CEO.


                (b) The Company agrees that all current department and management level employees of FPC shall report directly to Executive. FPC and FPC's employees shall work directly with the Company's corporate personnel staff on issues pertaining to public company-wide compliance, as well as on mutually agreed-upon goals.

                (c) During the term of this Agreement, the Executive shall, unless prevented by incapacity, devote substantially all of his time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the "Board"), the Chief Executive Officer of the Company, and the President and CEO of CIRM such duties to be consistent with his positions. The Executive shall obey the lawful and reasonable directions of the Board, the Chief Executive Officer of the Company and the CEO of CIRM and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

                (d) The Executive shall not, during his term of employment (except as a representative of the Company or with the prior written consent of the Chief Executive Officer), be directly or indirectly engaged or concerned or interested in any other business or commercial activity, except through ownership of an interest of not more than five percent (5%) in any entity that does not compete with the Company.

                (e) Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations or managing the Executive's personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of the Executive's duties hereunder. The Executive recognizes that his primary and paramount responsibility is to the Company.

                (f) The Executive shall be based in the Buffalo, New York area, except for required travel on the Company's business.

3.       REMUNERATION
         ------------

                (a) Base Salary. As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the salary of $300,000 per year. This amount shall be subject to all applicable withholding and other taxes and shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company. The Chief Executive Officer, the Compensation Committee of the Board of the Company and the CEO of CIRM, shall review the compensation of the Executive annually, and in their sole discretion, may from time to time authorize increases in the base salary of the Executive. The Executive's base salary may only be reduced at the direction of the Compensation Committee of the Board of the Company.

                (b) Annual Bonus. The Executive shall be eligible to receive a bonus (the "Annual Bonus"), which shall be determined in accordance with Exhibit A attached hereto. No modifications to Exhibit A hereof shall be made without the prior written approval of each of (i) the Executive, (ii) the CEO, and (iii) the Compensation Committee of the Board.

                (c) Stock Options. The Executive shall be granted stock options (the "Stock Options"), which entitle him to purchase 400,000 shares of common stock, par value $.001 per share, of the Company at an exercise price equal to the price at of the Company's common stock on the close of trading on the day upon which the Purchase Agreement is executed, which options shall vest,
(1) as to 33% of such shares, on the first anniversary of the Effective Date,
(2) as to 33% of such shares, on the second anniversary of the Effective Date, and (3) as to 34% of such shares, on the third anniversary of the Effective Date, and in each case pursuant to a customary stock option agreement which will contain the terms pertaining to the Stock Options contained in this Section 3(c), which the Executive and the Company shall enter into within five (5) days after the execution of this Agreement. Except as otherwise expressly provided in this Agreement, the Stock Options will expire ten years after they are granted. Further, the Executive shall be entitled to participate in the Company's stock option grant program for the grant of stock options, on the same basis as other executives of the Company, which plan the Company shall use best efforts to have in place by December of 2007.

                (d) The Company shall cause CIRM to adhere to its current policy of providing to Executive a car allowance, use of a cell phone, laptop computer, Blackberry Wireless Handheld Device, and reimbursement for gas expenses and mileage during business trips.

                (e) Except as provided above, and in Sections 4, 6, and 7 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.


4.       HEALTH INSURANCE AND OTHER FRINGE BENEFITS.
         -------------------------------------------


                The Company agrees that the current level of health, dental, medical and other plans or benefits currently provided to the Executive by CIRM shall be maintained by the Company for at least the term of this Agreement. The Company further agrees that the costs associated with Executive's (i) health insurance with prescription drug coverage, (ii) dental insurance, (iii) long-term disability insurance, (iv) short-term disability insurance and (v) life insurance shall continue to be paid for him by CIRM. Notwithstanding the immediately preceding sentence, if during the term of this Agreement the Company procures insurance coverage for the Company's employees that provide more favorable terms than those provided to the Executive, then the Executive shall be entitled to participate in the more favorable insurance coverage. Further, if and to the extent that the Company wishes to find a lower cost provider with respect to plans or benefits provided to the Executive (even if such lower cost provider shall provide the same level of benefits), the Company agrees to obtain the prior written consent of the Executive prior to changing providers of plans or benefits provided to the Executive. In addition to the foregoing, the Executive shall participate on an equitable basis in any other plans, programs, and benefits of the Company, if any, to the extent his position, tenure, salary, age, health, or other qualifications make him eligible to participate.

5.       VACATION
         --------

                The Executive shall be entitled to four (4) weeks vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as reasonably requested by the Executive. Vacation not taken during a calendar year may not be carried forward.


6.       REIMBURSEMENT FOR EXPENSES
         --------------------------

                The Executive shall be reimbursed for reasonable and necessary documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company. With respect to credit cards used for business, travel (including mileage and gas reimbursement) and other business use in connection with discharging duties and obligations for CIRM, Executive agrees to adhere to the Company's internal policies to assure that there is compliance with all applicable rules and regulations

(including without limitation, regulations promulgated pursuant to the Sarbanes-Oxley Act of 2002) and the use of business credit cards only for business purposes.

7.       TERMINATION
         -----------

                (a) This Agreement shall terminate in accordance with the terms of Section 7(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9 hereof.


                (b) This Agreement shall terminate on the Expiration Date; or as follows:


                      (i) Upon the written notice to the Executive by the Company at any time, because of (v) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive demonstrably related to or demonstrably affecting the performance of his duties; (w) the Executive's continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default within thirty (30) days after the Company's delivery of such notice; (x) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same within thirty (30) days after the Company's delivery of such notice; (y) upon the Executive's conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company; or (z) the determination, during the one-year period following the Closing under, and as defined in, the Purchase Agreement, that the representations made by the Executive in Section 4 of the Purchase Agreement contained any material misrepresentations (clauses (v)-(z), collectively referred to as "Cause") .

                      (ii) In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder with or without reasonable accommodation for a period of more than 90 consecutive days, or for more than a total of 120 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 91st consecutive day, or the 121st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in Western New York selected by the Board, and reasonably acceptable to the Executive.

                      (iii) In the event the Executive dies while employed pursuant hereto, on the last day of the month in which his death occurs.

                      (iv) Upon sixty (60) days' written notice by the Executive to the Company, in the event that the Company (A) shall not comply with any material provision of this Agreement and shall not have cured any such failure within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company, (B) shall assign to the Executive any duties that are materially inconsistent with his status or that materially diminish his duties, responsibilities, or authority hereunder, (C) reduces the Executive's Base Salary, (D) dimishes the Executive's then title, or (E) causes the Executive to relocate outside of Buffalo, New York.

                      (v) Upon sixty (60) days' prior written notice by the Company to the Executive, without Cause.


                (c) Termination for Cause. If this Agreement is terminated pursuant to Section 7(b)(i), then, other than as set forth in this Agreement, the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein. In the case of termination pursuant to Section 7(b)(i)(z), the Company's right to terminate this Agreement shall be the Company's sole and exclusive remedy under this Agreement with respect to material misrepresentations contained in Section 4 of the Purchase Agreement, provided that the foregoing shall not relieve the Executive of any liability he may have specifically as a "Seller" for any misrepresentation or breach of warranty made by the Executive in the Purchase Agreement. In the case of termination pursuant to Section 7(b)(i) hereof, all Stock Options shall be immediately forfeited. From and after the date of such termination, Executive shall continue to be subject to the terms of Section 8 and Section 9 hereof.

                (d) Termination due to Disability. In the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current salary until such time (but not more than 180 days after such termination for disability) as payments begin under any long term disability insurance plan of the Executive, if any.

                (e) Termination due to Death of Executive. In the case of termination pursuant to Section 7(b)(iii), the Executive will receive his salary to the date of termination.


                (f) Constructive Termination or Termination without Cause. In the case of termination pursuant to Section 7(b)(iv)(B) or Section 7(b)(v), the Executive will receive from the Company (i) the greater of one year's Base Salary plus the projected Tier 1 bonus for the year for the Executive, as set forth on Exhibit A attached hereto or the Base Salary plus the projected Tier 1 bonus due for the remainder of the Agreement, (ii) full vesting on all outstanding Stock Options and the right to exercise all Stock Options that have been granted, effective as of the date of the termination for a period of 90 days following the date of such termination (one year in the event of death or disability of the Executive), and (iii) the right to receive medical benefits directly or as COBRA payments (in either instance, at the Company's discretion and its cost) for a period of one year, with the understanding that the Company shall continue to pay premiums for disability benefits during the one year period. The cash severance shall be paid out in equal installments over a one year period, subject to any required delay in the start of the severance payments required to avoid taxation under Section 409A of the Internal Revenue Code. The payments pursuant to this paragraph are contingent on Executive complying with the provisions of Section 8 and Section 9 of this Agreement.

                (g) In the event the Company chooses not to enter into any agreement or amendment extending the Executive's employment beyond the Expiration Date, the Company agrees to provide Executive at least three (3) months' prior written notice of such determination, during which time the Executive may seek alternative employment while still being employed by the Company, and in this event, the Executive will receive as severance (i) one year's Base Salary plus the projected Tier 1 bonus for the year for the Executive, as set forth on Exhibit A attached hereto; (ii) full vesting on all outstanding Stock Options and the right to exercise all Stock Options that have been granted, effective as of the date of the termination for a period of 90 days following the date of such termination (one year in the event of death or disability of the Executive) and (iii) and the right to receive medical benefits directly or as COBRA payments (in either instance, at the Company's discretion and its cost) for a period of one year, with the understanding that the Company shall continue to pay premiums for disability benefits during the one year period. The cash severance shall be paid out in equal installments over a one year period, subject to any required delay in the start of the severance payments required to avoid taxation under Section 409A of the Internal Revenue Code. The payments pursuant to this paragraph are contingent on Executive complying with the provisions of Section 8 and Section 9 of this Agreement. If the Company does not provide the Executive with at least three (3) months' prior written notice of such determination, then the Executive's employment hereunder shall be automatically renewed for a period of one year commencing on the day following the Expiration Date.

                (h) Change of Control. If there is a Change of Control (as defined below), and subsequent thereto the Executive's employment with the Company terminates at any time after such Change of Control for reasons other than as provided in Section 7(b)(i), then the Executive shall receive (i) (i) the greater of one year's Base Salary plus the projected Tier 1 bonus for the year for the Executive, as set forth on Exhibit A attached hereto or the Base Salary plus the projected Tier 1 bonus due for the remainder of the Agreement,
(ii) full vesting on all outstanding Stock Options and the right to exercise all Stock Options that have been granted, effective as of the date of the termination for a period of 90 days following the date of such termination (one year in the event of death or disability of the Executive) and (iii) the right to receive medical benefits directly or as COBRA payments (in either instance, at the Company's discretion and its cost) for a period of one year, with the understanding that the Company shall continue to pay premiums for disability benefits during the one year period. The payments provided for in this paragraph are subject to Executive's compliance with the terms of Section 8 and Section 9 of this Agreement. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the "beneficial ownership" (as defined in Rule 13d 3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company; provided, that a Change of Control shall not be deemed to have occurred with respect to the transactions contemplated by the Purchase Agreement or the acquisition financing in connection therewith.


8.       CONFIDENTIAL INFORMATION
         ------------------------


                (a) The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any proprietary secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any proprietary secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the "Confidential Information"), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term "Confidential Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the consumer debt collection business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

                (b) The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

                (c) In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.       RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION
         --------------------------------------------------------

                (a) The Executive shall not, anywhere within the United States or in any other country or jurisdiction in which the Company may operate, or may contemplate operating in, during his employment and for a period of one (1) year thereafter without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company. The term "Business of the Company" shall mean the collection of consumer debt or any other business in which the Company may be engaged, or may contemplate engaging in, during the term of this Agreement.

                (b)   During the Executive's employment and for a period of one
(1) year thereafter, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

                (c)   During the Executive's employment and for a period of one
(1) year thereafter, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

                (d) It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.      REMEDIES
         --------

                (a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

                (b) The covenants of each of Sections 8 and 9 hereof shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.      COMPLIANCE WITH OTHER AGREEMENTS
         --------------------------------

                The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.


12.      WAIVERS
         -------

                The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.      BINDING EFFECT; BENEFITS
         ------------------------

                This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.      NOTICES
         -------

                All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

                (a)   If to the Executive, to him at:

                      John Farinacci 3657
                      Wexford Avenue Hamburg,
                      New York 14075

                      and

                (b)   If to the Company, to it at:

                      Debt Resolve, Inc.
                      707 Westchester Avenue, Suite L7
                      White Plains, New York  10604

                      Attention: General Counsel


                      with a copy to:

                      Greenberg Traurig, LLP
                      200 Park Avenue, 15th Floor
                      New York, New York  10166
                      Attention:  Spencer G. Feldman, Esq.


15.      MISCELLANEOUS
         -------------


                (a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties their subsidiaries, parents, and affiliates, including but not limited to any agreements between the Executive and Creditors Interchange Receivable Management, LLC, hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company and the Executive.

                (b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

                (c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                (d) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

                (e) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Westchester County, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

                The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

/s/ James D. Burchetta                            /s/ John Farinacci
---------------------------                     -------------------------
     For the Company                                   Executive


                (f) If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this

Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                         DEBT RESOLVE, INC.


                                         By:/s/ James D. Burchetta
                                            ------------------------------------
                                            James D. Burchetta
                                            Chief Executive Officer


                                         EXECUTIVE


                                         /s/ John Farinacci
                                         ---------------------------------------
                                         John Farinacci



                     EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
                          DATED APRIL 30, 2007, BETWEEN
                      DEBT RESOLVE, INC. AND JOHN FARINACCI


Tier 1 Bonus- Based On Meeting EBIDTA Goals (Comprises 85% of Bonus) and
"Integration of Dr Technology & Products to CIRM Customer Accounts" Goal
(Comprises 15% of Bonus)

Percentage
Breakdown
60%                        CIRM Goals
25%                        FPC Goals
15%                        DR Goals

Note as to Schedule of Bonus Achieved:
          *   If Executive Reaches 100% of CIRM Goals, He is Entitled to Receive
              Bonus of 25% of Base Salary
         *    If Executive Reaches Between 85% and Under 100% of CIRM Goals,
              Executive is Entitled to Receive 15% of Base Salary
         * If Executive Achieves Under 85% of CIRm Goals, Bonus Grant is At the Discretion of the Board
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

CIRM                  2007                                         2008       2009
Revenue               $59.8M                                       $66.6M     $80.8M
Ebitda %              15%                                          16%        17%
Ebitda Goals          8.1M*                                        10.6M      13.7M
*Agreed that 9.0 % would be changed to 8.1%

FPC                   2007*                                        2008       2009
Revenue               $7.0M                                        $10.6M     $13.7M
Ebitda %              12%                                          14%        16%
Ebitda Goals          Break Even and Provide List of What Will     $1.3M      $2.2M
                      Be Instituted by End of Year to Achieve
                      Future Objectives
* Measured for second half (6 months) of 2007

DR                    2007                                         2008       2009
% of Customer         15%                                          30%        55%
Accounts


"EBITDA" shall mean the sum of the following amounts A) Net income, plus B) charges against income for foreign, federal, state and local income taxes, plus
C) interest expense, plus D) amortization and depreciation expense, including amortization of goodwill and other intangible assets, minus E) interest income, minus F) non-recurring gains which have been included in the determination of net income, plus any of the transaction costs and expenses incurred (and which have been included in the determination of net income) in connection with the acquisition of Creditor's Interchange Inc. To the extent extraordinary losses or extraordinary gains have been considered in the determination of EBITDA, the Board will reasonably consider subtracting such loss or adding back such gain to the computation of actual EBITDA depending on the circumstances giving rise to such loss or gain and the cash position of the Company.

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